Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

Rayonier Advanced Materials Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share (the "Common Stock")	Rule 457(c) and Rule 457(h)	1,500,000	$6.65	$9,975,000	$0.00013810	$1,377.55
Total Offering Amounts					$9,975,000		$1,377.55
Total Fee Offsets							$–
Net Fee Due							$1,377.55

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common, par value $0.001 per share (“Common Stock”), of Rayonier Advanced Materials Inc. (the “Company”), which may be offered and issued to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low prices per share of the Common Stock as reported on the New York Stock Exchange on January 5, 2026.